Exhibit 5.1

December 13, 2024

Beyond Air, Inc.

900 Stewart Avenue, Suite 301

Garden City, New York 11530

RE:	Beyond Air, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Beyond Air, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), related to the proposed offering of up to 6,125,000 shares of common stock, par value $0.0001 per share (the “Shares”) of the Company, which consists of an additional 6,000,000 Shares issuable pursuant to the Company’s Seventh Amended and Restated 2013 Equity Incentive Plan (the “Plan”) and 125,000 Shares issuable pursuant to an award granted to an employee of the Company as an inducement material to entry into employment with the Company (the “Inducement Award”).

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We have assumed, and express no opinion as to, the genuineness of all signatures on documents submitted to us, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the absence of any termination, modification, waiver or amendment to any document reviewed by us, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of documents we have reviewed, and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

Our opinion is expressed only with respect to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan or Inducement Award, as applicable, and (iii) receipt by the Company of the consideration for the Shares specified in (x) the applicable resolutions of the board of directors, or a duly authorized committee thereof and (y) the Plan or Inducement Award, as applicable, the Shares will be validly issued, fully paid, and nonassessable.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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